Exhibit 10.48

COST SHARING AGREEMENT

MASIMO CORPORATION — MASIMO INTERNATIONAL HOLDINGS

THIS COST SHARING AGREEMENT (the “Agreement”) is effective as of the date of execution (the “Effective Date”), by and between Masimo Corporation (“Masimo US”), a Delaware corporation having its principal place of business at 40 Parker, Irvine, CA 92618, and Masimo International Holdings (“Masimo Cayman”), a Cayman Islands corporation having its registered office at 75 Fort Street, P.O. Box 1350, Grand Cayman, KY 1-1108 Cayman Islands (collectively, the “Parties” and individually, “Party”).

RECITALS

WHEREAS, the Parties are, or intend to be, engaged in the business of selling Products (as defined below);

WHEREAS, the Parties are entering into a Buy-In License Agreement effective as of the date of execution (“Buy-In License Agreement”), whereby Masimo Cayman has received licenses to the Masimo US Intangibles (as defined below);

WHEREAS, the Parties desire to pool their resources for the purpose of further developing and otherwise enhancing the value of the Masimo US Intangibles and to share the benefits therefrom;

WHEREAS, the Parties intend to exploit the Developed Intangibles (as defined below) in their respective businesses; and

WHEREAS, the Parties intend that the arrangements contemplated by this Agreement constitute a qualified cost sharing arrangement within the meaning of U.S. Treasury Regulation Section 1.482-7.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

EFFECTIVENESS OF RECITALS/DEFINITIONS

The Recitals set forth above are an integral part of this Agreement and shall have the same contractual and legal significance as any other language in this Agreement. For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:

Section 1.1 “Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party, where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.2 “Aggregate Allocable Development Costs” for any Fiscal Year, or part thereof, means the sum of the Development Costs of both Parties for such Fiscal Year, or part thereof, less Specific Development Costs, as calculated under Article 2 (Development Costs).

Section 1.3 “Annual CSA Report” means the document prepared by the Parties as provided in Article 3 (Development Cost Allocation).

Section 1.4 “Confidential Information” shall have the meaning defined for that term in Article 6 (Confidential Information) and shall also include Developed Technology and Masimo US Technology.

Section 1.5 “Cost Share” and “Cost Share Percentage” for any quarter of the Fiscal Year shall be the amounts respectively specified for those terms in Section 3.5 (Cost Share and Cost Share Percentage).

Section 1.6 “Developed Intangibles” means and includes any and all intellectual property or other intangible assets relating to Developed Technology, and all Developed Marketing Intangibles (“covered intangibles” within the meaning of U.S. Treasury Regulation Section 1.482-7(b)(4)).

Section 1.7 “Developed Marketing Intangibles” means and includes any and all trademarks, trade names, designs, service marks, applications and registrations of any of the foregoing, packaging, marketing strategies, customer lists, or other marketing information, that are made or developed from the Parties’ activities under this Agreement on or after the Effective Date.

Section 1.8 “Developed Technology” means and includes any and all inventions, updates, adaptations, know-how, mask works, software, technical data, trade secrets, functional or detailed design specifications, or designs, and enhancements of any of the foregoing whether patentable or unpatentable, registered or unregistered, arising from or developed as a result of the Development Program on or after the Effective Date. Developed Technology shall not mean or include Developed Marketing Intangibles. Developed Technology shall be considered Masimo US’ Confidential Information as defined in Article 6 (Confidential Information).

Section 1.9 “Development Costs” of a Party shall be the amounts specified for that term in Article 2 (Development Costs).

Section 1.10 “Development Program” means the activities of either Party under this Agreement that give rise to Development Costs, provided that, the Development Program will not include development activities performed by one of the Parties related to a project in respect to which the other Party opts not to act as a cost sharing participant. In the event that a Party decides not to participate in such a project, it must so indicate its intentions by notifying the other Party prior to the commencement of the research, development or marketing efforts.

Section 1.11 “Fiscal Quarterly Close Date” means the last day of the fiscal quarter as determined in accordance with U.S. generally accepted accounting principles (“US GAAP”) as applied by Masimo US for financial accounting purposes.

Section 1.12 “Fiscal Year” means Masimo US’ fiscal year and “Fiscal Year End” means the last day of the Fiscal Year as determined in accordance with US GAAP as applied by Masimo US for financial accounting purposes.

Section 1.13 “Masimo US Intangibles” means and includes any and all intellectual property or other intangible assets relating to Masimo US Technology, and all Masimo US Marketing Intangibles.

Section 1.14 “Masimo US Intellectual Property Rights” means all rights that arise on or after the Effective Date and that Masimo US owns or has the right to license to Masimo Cayman (by whatever name or term known or designated), including, without limitation:

(a)	rights associated with works of authorship throughout the world, including but not limited to copyrights, moral rights, and mask-works;

(b)	trademarks, service marks and trade name rights and similar rights;

(c)	trade secret rights;

(d)	patents, renewals, extensions, reissues and re-examinations thereof, design rights, and other industrial property rights that have the benefit of a filing date on or after the Effective Date;

(e)	all registrations, patent applications (including continuations, continuations-in-part, and divisions thereof) now or hereafter in force, that have the benefit of a filing date on or after the Effective Date;

(f)	all other intellectual and industrial property rights (of every kind and nature and however designated), including “rental” rights and rights to remuneration, whether arising by operation of law, contract, license, or otherwise; and

(g)	any additional applicable intangible property as defined under U.S. Treasury Regulation Section 1.482-4(b) (whether or not in documentary form and whether or not patentable, copyrightable or otherwise protectable under applicable laws).

Section 1.15 “Masimo US Marketing Intangibles” means and includes any and all trademarks, trade names, copyrighted material, designs, service marks, applications and registrations of any of the foregoing, packaging, marketing strategies, customer lists, and other marketing information that are non-routine in nature, which Masimo US presently owns or has the right to license to Masimo Cayman before the Effective Date.

Section 1.16 “Masimo US Technology” means and includes any and all inventions, updates, adaptations, know-how, mask works, software, technical data, trade secrets, functional or detailed design specifications, algorithms, designs and enhancements of any of the foregoing whether patentable or unpatentable, registered or unregistered, that Masimo US presently owns or has the right to license to Masimo Cayman before the Effective Date. Masimo US Technology shall not mean or include Masimo US Marketing Intangibles. Masimo US Technology shall be considered Confidential Information.

Section 1.17 “Net Revenues” shall mean the net revenues determined in accordance with US GAAP as applied by Masimo US for financial reporting purposes and shall mean the revenues recognized by or for the account of both Parties from the sale or license of the Products, provided that Net Revenues shall not include any of the following:

(a)	Any government taxes or levies collected from customers with respect to the sale of or the license relating to the Products that are to be paid over to any applicable governmental authority; or

(b)	Any amounts associated with the shipment and delivery of the Products, including, without limitation, all freight charges, freight forwarding fees, customs fees and insurance premiums; or

(c)	Any allocable amounts that are billed to customers for maintenance or other service of the Products; or

(d)	Any portion of the sales or the license revenues of the Products that is refunded to a customer; or

(e)	Any revenues received from an Affiliate.

Section 1.18 “Prior Year Adjustment” means any adjustment to the Parties’ Cost Shares for a Fiscal Year prior to the current Fiscal Year, which may be made in accordance with Section 3.7 (Reconciliation of Prior Year Cost Shares) of this Agreement.

Section 1.19 “Products” means sensors, monitors, equipment, devices, cables, circuit boards, machines, software and other similar and related products (including but not limited to upgrades and enhancements) that incorporate, or are made in accordance with Masimo US Intellectual Property Rights, in whole or in part.

Section 1.20 “Quarterly Payment” means a payment between the Parties as defined in Section 4.3 (Timing of Payments) of this Agreement.

Section 1.21 “Specific Development” means the Developed Intangible(s) which can, as between Masimo US and Masimo Cayman, be utilized by or is of benefit solely to Masimo US or solely to Masimo Cayman, as the case may be.

Section 1.22 “Specific Development Costs” means the sum of Development Costs of Masimo US and Masimo Cayman for a Fiscal Year, or part thereof, incurred with respect to any particular Specific Development.

Section 1.23 “Sublicensee” means any Affiliate of Masimo Cayman or any Third Party to whom Masimo Cayman sublicenses or transfers any portion of its rights under this Agreement to use the Developed Intangibles within one or more countries in the Territory and who agrees in writing to be bound by and comply with all of the terms, conditions and obligations pertaining to “Sublicensees” under this Agreement.

Section 1.24 “Territory” means all countries other than the United States, or as mutually agreed upon from time to time in writing by the Parties, and shall be determined by the shipping destination of Products to customers contained in the customer invoices.

Section 1.25 “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature, which is not a Party or an Affiliate.

ARTICLE 2

DEVELOPMENT COSTS

Section 2.1 Specific Development Costs. All Specific Development Costs shall be allocated in their entirety to the Party to whom the particular Specific Development pertains.

Section 2.2 Development Costs. Development Costs of a Party shall include the following:

(a)	All costs incurred by such Party from activities relating to the creation or improvement of Developed Technology for Products on or after the Effective Date.

(b)	All costs incurred by such Party from activities relating to the creation or improvement of Developed Marketing Intangibles on or after the Effective Date.

(c)	Stock-based compensation granted to employees whose salaries are included in the cost of the Developed Intangibles, on or after the Effective Date. The Parties may, throughout the term of this Agreement, review this Section 2.2(c) and if it is mutually determined that the Parties, acting at arm’s length, would not include stock- based compensation in such cost, then any amount of stock-based compensation previously included in the calculation of Development Costs shall be treated as an advance payment against future Development Costs at a date to be mutually determined by the Parties.

Section 2.3 Determination of Costs. The following principles shall apply in the determination of Development Costs:

(a)	Development Costs shall be determined in accordance with expenses recognized under US GAAP as applied by Masimo US for financial reporting purposes; provided, however, that (i) such costs shall not include any depreciation or amortization incurred or any US GAAP expense for stock-based compensation, and (ii) such costs shall include a reasonable rental charge for each item of tangible personal property used in connection with the Development Program.

(b)	Development Costs shall include direct costs of the relevant activities, and an allocable share of administrative or overhead costs. Where any indirect costs or direct costs benefit both Aggregate Allocable Development Costs and Specific Development Costs, an allocation shall be made using methods that are mutually agreed to be consistent, reasonable and in keeping with sound accounting practices.

(c)	The stock-based compensation portion of Development Costs shall be calculated in a manner consistent with U.S. Treasury Regulation Section 1.482-7(d)(2)(iii)(B) and equal the amount allowable as a deduction for U.S. Federal income tax purposes.

(d)	In the event that a Party acquires any intangible property relating to the Development Program from a Third Party by means of a purchase, license, merger, acquisition, or similar transaction, that intangible property, or any portion thereof, may be added to the Development Program and made available to the cost sharing arrangement only upon the Parties entering into a definitive agreement to include any or all of such intangible property to the Development Program.

Section 2.4 Development Costs Budget. Before or during each Fiscal Year, the Parties shall agree on a budget of Development Costs expected to be incurred pursuant to the Development Program during that Fiscal Year.

ARTICLE 3

DEVELOPMENT COST ALLOCATION

Section 3.1 Annual CSA Report. As soon as practical after each Fiscal Year End, the Parties shall each prepare necessary financial statements and forecasts, and shall jointly reconcile and consolidate such statements and forecasts into an “Annual CSA Report,” containing the information required by this Article 3.

Section 3.2 Determination of Aggregate Allocable Development Costs. The Annual CSA Report shall indicate the types and amounts of Development Costs incurred by each Party during the Fiscal Year, comprising the Aggregate Allocable Development Costs. Such Aggregate Allocable Development Costs shall be determined quarterly and paid in accordance with Sections 3.4 (Measure of Anticipated Benefits), 4.1 (Quarterly Payment Amount) and 4.3 (Timing of Payments) as well as reconciled annually in accordance with Sections 3.6 (Amendments and Compensating Adjustments) and 3.7 (Reconciliation of Prior Year Cost Shares).

Section 3.3 Financial Results and Forecasts. The Annual CSA Report shall include such financial information and forecasts as may be mutually agreed to be necessary to obtain the most reliable measure of benefits reasonably anticipated to be derived by each Party from the Developed Intangibles.

Section 3.4 Measure of Anticipated Benefits. The Parties agree to share the Aggregate Allocable Development Costs under the terms specified in this Agreement. Aggregate Allocable Development Costs of the Development Program shall be borne by each Party based upon the reasonably anticipated benefits to be derived by each Party as a result of exploitation of the Developed Intangibles derived from the Development Program. The Parties have determined that the most reliable basis for measuring reasonably anticipated benefits to be derived by them from Developed Intangibles is the Net Revenues projected to be derived by them for the then current and next two Fiscal Years. The Parties believe that the ratio of such revenue projections can be assumed to be related to income generated or costs saved by the Parties. The Parties agree to periodically adjust how Aggregate Allocable Development Costs are shared to appropriately reflect any changes in economic conditions, their business operations and practices, and the ongoing research and development efforts under this Agreement.

Section 3.5 Cost Share and Cost Share Percentage. A Party’s Cost Share Percentage shall be that Party’s reasonably anticipated benefits to be derived from exploiting the Developed Intangibles over the sum of each Party’s reasonably anticipated benefits to be derived from exploiting the Developed Intangibles, as determined under Section 3.4 (Measure of Anticipated Benefits) of this Agreement (“Cost Share Percentage”). A Party’s Cost Share for a particular Fiscal Year shall be the Aggregate Allocable Development Costs for that Fiscal Year multiplied by that Party’s Cost Share Percentage (“Cost Share”). The Annual CSA Report shall include a determination of each Party’s Cost Share Percentage and Cost Share.

Section 3.6 Amendments and Compensating Adjustments. The Parties anticipate applying and amending the calculations specified in Sections 3.2 (Determination of Aggregate Allocable Development Costs) and 3.5 (Cost Share and Cost Share Percentage) as follows:

(a) On, or at a reasonable time after, the first day of the Fiscal Year, the Parties shall calculate the current Fiscal Year amounts for each Party individually and the total for the Parties;

(b) Quarterly Payments of Aggregate Allocable Development Costs during the current Fiscal Year as specified in Section 4.1 (Quarterly Payment Amount) shall be paid by the Parties based upon the ratio calculated in Section 3.5 (Cost Share and Cost Share Percentage), utilizing the Net Revenues specified in Section 3.6(a) above;

(c) Upon completion of the current Fiscal Year and before the completion of income tax returns for the just completed Fiscal Year of either Party, the Parties may upon mutual written agreement amend the Annual CSA Report for the previous Fiscal Year to reflect the most reliable financial data and forecasts then available, and make an appropriate compensating adjustment. In the event of the application of this Section 3.6(c), the Parties shall update the calculation specified in
Section 3.6(a) as applied for the just completed Fiscal Year, utilizing actual financial results for the respective Parties that are determined in accordance with US GAAP as applied by Masimo US for financial reporting purposes; and

(d) The Parties shall continue to perform the calculation steps outlined in Sections 3.6(a) through 3.6(c) for successive Fiscal Years.

Section 3.7 Reconciliation of Prior Year Cost Shares. The Annual CSA Report shall include a reconciliation of all prior year Cost Share computations that relied on forecasts of the current and next two Fiscal Year financial results. The prior year Cost Share Percentages shall be recomputed replacing prior forecasts with most recent actual data and forecasts available for the current and next two Fiscal Year, as specified in Section 3.6(c). Potential adjustments shall be determined for all prior years, in accordance with the cumulative application of actual financial results specified in Section 3.6(c), for which either Party’s initial Cost Share Percentage differs by more than twenty percent (20%) from the recomputed percentage unless such difference is due to an extraordinary event, beyond the control of the Parties, that could not reasonably have been anticipated. Adjustments for prior years may also be determined upon mutual agreement by the Parties.

ARTICLE 4

PAYMENTS

Section 4.1 Quarterly Payment Amount. The Parties shall pay the net amount to reconcile their quarterly Development Costs incurred with their quarterly relative Cost Share Percentage as applied to the Aggregate Allocable Development Costs. Such amounts are specified in Sections 3.2 (Determination of Aggregate Allocable Development Costs) and 3.5 (Cost Share and Cost Share Percentage), respectively.

Section 4.2 Year-End Settlement Amount. The Parties shall pay the net amount to reconcile their annual Development Costs incurred with their annual relative Cost Share Percentage as applied to the Aggregate Allocable Development Costs. Such amounts are specified in Sections 3.2 (Determination of Aggregate Allocable Development, Costs) and 3.5 (Cost Share and Cost Share Percentage), respectively (the “Year-End Settlement Amount”). The Year-End Settlement Amount shall take into account amounts determined under Sections 3.6 (Amendments and Compensating Adjustments) and 3.7 (Reconciliation of Prior Year Cost Shares).

Section 4.3 Timing of Payments. Within forty-five (45) days following the Quarterly Close Date and the Fiscal Year End, commencing with the first quarter following the Effective Date of this Agreement, the Parties shall pay the amount(s) due under Sections 4.1 (Quarterly Payment Amount) and/or Section 4.2 (Year-End Settlement Amount). When applicable, interest based upon Treasury Regulation Section 1.482-2(a) shall be applied.

Section 4.4 Manner of Payment. A netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable, shall be acceptable payment, effective as of the date of the netting on the books of the Parties.

Section 4.5 Records and Audits.

(a)	The Parties shall each maintain written records for at least six (6) years, in sufficient detail to permit ready verification of the computation of Development Costs and the allocation of such costs. Such records shall be made available to the other Party or its designee for such inspection, audit and certification as may be reasonably necessary. If, as a result of any audit verification or certification, there is an adjustment in the amounts and allocations determined under this Article 4, settlement amounts resulting from such adjustments plus interest thereon at the U.S. LIBOR rate plus one-half percent (0.5%) shall be paid within forty-five (45) days of the next Quarterly Close Date.

(b)	Each Party shall comply with the reporting requirements, as prescribed under U.S. Treasury Regulation Section 1.482-7(j)(3), including but not limited to the following:

(i) each Party required to file a U.S. income tax return agrees to attach to such return a statement attesting that it is a participant in a qualified cost-sharing arrangement, and listing the other controlled participants; and

(ii) each Party also agrees to attach a similar statement to Schedule M of any U.S. Form 5471 or U.S. Form 5472 filed with respect to a Party which is not otherwise required to file a U.S. income tax return.

Section 4.6 Currency. Unless otherwise agreed by the Parties, all payments contemplated hereby or made by the Parties in connection herewith shall be made in U.S. dollars. In determining Development Costs or making any calculation hereunder, any amount in currencies other than U.S. dollars shall be translated into U.S. dollars at the prevailing bookkeeping rate used by Masimo US during the period in which the revenue or expense is recognized under US GAAP.

Section 4.7 Assumption of Development Risk. Each Party shall bear its Cost Share in accordance with the terms of this Agreement, as provided in Section 3.4 (Measure of Anticipated Benefits) without regard to the success or failure of the Development Program or the commercial viability of the Developed Intangibles.

ARTICLE 5

OWNERSHIP OF AND LICENSES UNDER DEVELOPED INTANGIBLES

Section 5.1 Legal Title. Legal title to Developed Intangibles shall be vested in Masimo US, to exploit fully anywhere in the world, subject to the rights of Masimo Cayman under this Agreement.

Section 5.2 Beneficial Rights. So that Masimo Cayman may exploit the Developed Intangibles in its business and fully enjoy the benefits thereof, and unless otherwise mutually agreed to by the Parties in writing, Masimo US grants to Masimo Cayman the following beneficial rights with respect to Developed Intangibles:

(a)

a non-exclusive, royalty-free, irrevocable right and license under the Masimo US Intellectual Property Rights to make, have made, use, offer to sell, sell, import, perform, display, reproduce, and distribute the Products and to make improvements, modifications and/or enhancements to the Developed Technology within the Territory; and

(b)	a non-exclusive, royalty-free, irrevocable right and license to use Developed Marketing Intangibles within the Territory, solely in compliance with any procedures for use of Developed Marketing Intangibles as which may be promulgated from time to time by Masimo US. The above license of this Section 5.2(b) will include, without limitation, the right to indicate to the public that Masimo Cayman is an authorized licensee of Masimo US and to advertise Masimo Cayman’s Products within the Territory under the Developed Marketing Intangibles.

Masimo Cayman shall have the right to sublicense the rights granted to it pursuant to this Section 5.2 only with the written consent of Masimo US. Any amendment to any such agreement sublicensing such rights must also be approved in advance in writing by Masimo US.

Section 5.3 Disclosure for Purposes of the Development Program. During the term of this Agreement, the Parties shall make available to each other all Developed Intangibles for the purpose of enabling each other to undertake and continue their respective participation in the Development Program. Developed Intangibles may be furnished in documentary or consultative form at such time and in such manner as may be mutually convenient to the Parties.

Section 5.4 No Waiver or Release. Making available Developed Intangibles under Section 5.3 (Disclosure for Purposes of the Development Program) shall not constitute any release or waiver by a Party of its rights in the Developed Intangibles. To the extent as may be required or appropriate to establish legal title to Developed Intangibles in accordance with this Article 5, Masimo Cayman and/or its Sublicensees hereby irrevocably assigns all its rights, title and interest to the Developed Intangibles and will execute and provide to Masimo US documents and instruments of conveyance respecting such Developed Intangibles as may be appropriate to perfect Masimo US’ title thereto. The absence of such written documentation shall not limit the rights of Masimo US in the Developed Intangibles. To the extent any of the rights, title and interest in and to the foregoing Developed Intangibles cannot be assigned by Masimo Cayman and/or its Sublicensees to Masimo US, Masimo Cayman and/or its Sublicensees hereby grants to Masimo US an exclusive, royalty-free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicensees) under such non-assignable Developed Intangibles. To the extent any of such Developed Intangibles can be neither assigned nor licensed by Masimo Cayman and/or its Sublicensees to Masimo US, Masimo Cayman and/or its Sublicensees hereby irrevocably waives and agrees never to assert its rights in any such non-assignable and non-licensable Developed Intangibles against Masimo US, Masimo US’ Affiliates, Masimo US’ licensees or Masimo US’ successors, or its and their respective customers. Masimo Cayman shall have an agreement in place with all of its Sublicensees to enable Masimo Cayman to satisfy and fulfill its obligations under this Section 5.4.

Section 5.5 Trademark and Service Mark Registrations in the Territory. Masimo Cayman and/or its Sublicensees shall advise Masimo US regarding the appropriate registrations or filings appropriate to protect the use of the Developed Marketing Intangibles in the Territory.

Masimo US may at its sole discretion make, and Masimo Cayman and/or its Sublicensees shall cooperate with Masimo US to make, such registrations or filings with the appropriate authorities, including without limitation trademarks and service marks in the Territory related to the Developed Marketing Intangibles. All such registrations or filings shall be and remain the property of Masimo US. Subject to the licenses granted to Masimo Cayman in this Agreement, Masimo Cayman hereby irrevocably assigns all its rights, title and interest in and to the Developed Marketing Intangibles to Masimo US, and will execute and provide to Masimo US, all documents and instruments of conveyance respecting such Developed Marketing Intangibles, registrations and filings as may be appropriate to perfect Masimo US’ legal title thereto. The absence of such documents and instruments of conveyance shall not limit the rights of Masimo US in such Developed Marketing Intangibles, registrations or filings. Masimo Cayman shall have an agreement in place with all of its Sublicensees to enable Masimo Cayman to satisfy and fulfill its obligations under this Section 5.5.

Section 5.6 Power of Attorney. Masimo Cayman hereby authorizes Masimo US to make, constitute, and appoint any representative of Masimo US as Masimo US may select, in its sole discretion, as Masimo Cayman’s true and lawful attorney-in-fact, with power to endorse Masimo Cayman’s name on all applications, documents, papers, and instruments necessary or desirable to implement some, all or any of the rights, title and interest that Masimo Cayman has assigned or agreed to assign to Masimo US under this Agreement, or take any other action of Masimo Cayman for the benefit of Masimo US under this Agreement. Masimo Cayman hereby ratifies all that such attorney-in-fact shall do or cause to be done by virtue hereof.

ARTICLE 6

CONFIDENTIAL INFORMATION

Section 6.1 Definition of Confidential Information. The Parties acknowledge that, from time to time, one Party (the “Discloser”) may disclose to the other Party (the “Recipient”) information: (a) which is marked with “confidential” or a similar legend; or (b) which is described orally and designated as confidential; or (c) which would, under the circumstances, be understood by a reasonable person to be confidential; or (d) defined as confidential elsewhere in this Agreement (“Confidential Information”). Upon subsequent disclosure of previously disclosed Confidential Information to the Recipient by the Discloser, the information will remain Confidential Information even if not identified as Confidential Information at the subsequent disclosure.

Section 6.2 Confidentiality Obligations. The Recipient shall retain such Confidential Information in confidence, and shall not disclose it to any Third Party or use it for other than the purposes of this Agreement without the Discloser’s prior written consent, which may be withheld in the Discloser’s sole discretion. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Recipient will immediately give written notice to the Discloser of any unauthorized use or disclosure of the Discloser’s Confidential Information, and the Recipient will assist the Discloser in remedying such unauthorized use or disclosure.

Section 6.3 Compelled Disclosure. In the event that the Recipient or (to the knowledge of the Recipient) any of its representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of the Discloser’s Confidential Information, the Recipient shall provide the Discloser with prompt written notice of any such request or requirement sufficiently timely to allow the Discloser adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Section 6.4 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:

(a)	was generally available to the public at the time of its disclosure to the Recipient hereunder;

(b)	became generally available to the public after its disclosure other than through an act or omission of the Recipient (or one of its employees, agents or representatives) in breach of this Agreement; or

(c)	was subsequently lawfully and independently disclosed to the Recipient by a person other than the Discloser without an obligation of confidentiality.

In the event that the Recipient intends to disclose to a Third Party any of the Discloser’s Confidential Information under the exceptions (a), (b) or (c) above, the Recipient must first obtain the Discloser’s written permission to do so, which approval will be at the Discloser’s sole discretion.

Section 6.5 Third Party Contracts. Prior to the Recipient’s disclosure of any of the Discloser’s Confidential Information to any Third Party, the Recipient must require the Third Party to enter into a nondisclosure agreement (“NDA”) provided by the Discloser; the NDA will take precedence over the Third Party agreement.

Section 6.6 Ownership of Materials. The Recipient agrees that all Confidential Information received is and will remain the property of the Discloser and that such shall not be copied or reproduced without the express permission of the Discloser, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement. Upon written request of the Discloser, the Recipient shall immediately discontinue all use of all Confidential Information of the Discloser, other than such items of the Developed Intangibles as may specifically relate to improvements/refinements to the Developed Technology, and shall, at the Discloser’s option, either destroy or return to the Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all on-line electronic copies thereof; provided, however, that the Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement for the full period provided for in Section 6.8 (Confidentiality Obligations Survival).

Section 6.7 Equitable Remedies. Since unauthorized use or disclosure of a Discloser’s Confidential Information will diminish the value to the Discloser of its proprietary interests in the Confidential Information, if the Recipient breaches any of its obligations under this Article 6, the Discloser shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

Section 6.8 Confidentiality Obligations Survival. With respect to each item of Confidential Information transferred under this Agreement, the provisions of this Article 6 shall remain in effect until such time as the Recipient can demonstrate, using only legally admissible evidence, that such item of Confidential Information is publicly known or was made generally available through no action or inaction of the Recipient.

ARTICLE 7

LIMITATION OF LIABILITY

Section 7.1 Limitation on Damages. In no event will Masimo US have any liability for any indirect, incidental, special, exemplary or consequential damages, however caused and on any theory of liability, whether for breach of contract, tort or otherwise, arising out of or related to this agreement, including but not limited to, loss of anticipated profits, loss of data, or loss of use, even if Masimo US has been advised of the possibility of such damages.

Section 7.2 Disclaimer of Warranties. All Masimo US Intangibles are provided “as is” and without any warranty, express, implied or otherwise, regarding their accuracy or performance, and Masimo US expressly disclaims any warranty of merchantability, fitness for a particular purpose or non-infringement.

Section 7.3 Representation and Warranty. Masimo Cayman represents and warrants to Masimo US that all Developed Intangibles made by Masimo Cayman and/or its Sublicensees under this Agreement, or otherwise, to the best of Masimo Cayman’s knowledge, will not infringe any patents, copyrights, mask work rights, trade secret rights, trademark or trade dress rights, or any other proprietary rights (including but not limited to moral rights or rights of privacy or publicity) of any third party, worldwide. If Masimo Cayman incorporates any technology or other intellectual property right owned by a third party into any Developed Intangible, Masimo Cayman will identify all such third party rights and will obtain an assignment, license or written waiver and agreement from such third party as necessary for Masimo Cayman to comply with its obligations in Section 5.4 above.

ARTICLE 8

TERM AND TERMINATION

Section 8.1 Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect until terminated by a written agreement between the Parties,

unless terminated in accordance with Section 8.2 (Termination for Convenience) or Section 8.3 (Termination for Cause), or as permitted under Section 10.6 (Force Majeure).

Section 8.2 Termination for Convenience. This Agreement may be terminated by either Party, for any reason or no reason, by giving the other Party written notice of the termination thirty (30) days in advance.

Section 8.3 Termination for Cause. This Agreement may be terminated by either Party, if the other Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach.

Section 8.4 Effect of Termination. Upon any termination under Section 8.2 (Termination for Convenience) or Section 8.3 (Termination for Cause):

(a)	the Parties shall retain the rights in the Developed Intangibles as set forth in this Agreement, including Section 5.1 (Legal Title) and Section 5.2 (Beneficial Rights); and

(b)	if such termination is pursuant to Section 8.3 (Termination for Cause), the breaching Party shall promptly comply with the provisions of Section 6.6 (Ownership of Materials).

Section 8.5 Final Payment. Upon any termination, treating the date of termination as the final Fiscal Year End, the Parties shall prepare a final Annual CSA Report as provided in Article 3 (Development Cost Allocation) and shall arrange to pay or otherwise settle the Year-End Settlement Amount as provided by Section 4.2 (Year-End Settlement Amount).

Section 8.6 Survival. In the event of the expiration or termination of this Agreement for any reason whatsoever, Articles 5 (Ownership of and Licenses Under Developed Intangibles), 7 (Limitation of Liability) and 9 (Enforcement of Agreement), and Sections 3.7 (Reconciliation of Prior Year Cost Shares), 4.2 (Year-End Settlement Amount), 4.5 (Records and Audits), 6.8 (Confidentiality Obligations Survival), 8.4 (Effect of Termination), 8.5 (Final Payment), 8.6 (Survival), 10.4 (Disclosure in Compliance with Applicable Laws), and 10.13 (United States Export Controls) of this Agreement shall survive for as long as necessary to effectuate their purposes and shall bind the Parties and their Affiliates.

ARTICLE 9

ENFORCEMENT OF AGREEMENT

Section 9.1 Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from the Agreement shall be governed by the laws of California without giving effect to the conflicts of laws principles of that state or any nation state. Each of the Parties agrees to submit to the exclusive jurisdiction of the courts in Orange County, California, for any matter arising out of or relating to this Agreement. Notwithstanding the foregoing, in actions seeking to enforce any order or any judgment of any such courts located in California, personal jurisdiction shall be nonexclusive. The Parties agree that the United Nations

Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

Section 9.2 Legal Expenses. The prevailing Party in any legal proceeding arising out of or in connection with this Agreement shall be entitled to recover its legal expenses, including court costs and reasonable attorney fees, from the losing Party.

Section 9.3 Litigation. A Party may not bring a lawsuit or other action upon a cause of action under this Agreement more than one year after the occurrence of the event giving rise to the cause of action.

Section 9.4 Remedies Cumulative. A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled. Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result the other Party’s breach or default.

Section 9.5 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use good faith efforts to negotiate a substitute, valid and enforceable provision or agreement that most nearly effects the Parties’ intent in entering into this Agreement.

Section 9.6 Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Amendments. This Agreement may be amended or supplemented by additional written agreements, sections or certificates, as may be mutually determined in writing by the Parties from time to time to be necessary, appropriate or desirable to further the purpose hereof, to clarify the intention of the Parties, or to add to or modify the covenants, terms or conditions hereof or thereof.

Section 10.2 Assignment. Neither Party may assign this Agreement, its rights or responsibilities hereunder without the other Party’s prior written authorization. Any assignment in derogation of the foregoing shall be void.

Section 10.3 Counterparts. This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, including counterparts transmitted by facsimile or other electronic communication, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

Section 10.4 Disclosure in Compliance with Applicable Laws. Notwithstanding any other statement in this Agreement, the Parties may disclose this Agreement and/or its terms and conditions to the extent that such disclosure is necessary to comply with federal and state securities and other applicable laws. Further, in the exercise of their respective rights and the performance of their respective obligations under this Agreement, each Party shall comply with all applicable laws, regulations and orders of governments having jurisdiction over the Parties, including but not limited to the U.S. Foreign Corrupt Practices Act, 15 U.S.C, § 78dd-l et seq. Without limiting the generality of this Section 10.4, each Party shall obtain and shall maintain in full force and effect throughout the continuance of this Agreement all licenses, permits, authorizations, approvals, government filings, and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder and shall provide copies of all such documents to the other Party at its request.

Section 10.5 Entire Agreement. This Agreement (including its Exhibits and any amendments) contains the entire agreement of the Parties with respect to the subject matter of this Agreement, except for the Buy-In License Agreement, and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter hereof.

Section 10.6 Force Majeure. Neither Party will be liable to the other Party for failure or delay in the performance of any obligations under this Agreement for the time and to the extent such failure or delay is caused by reasons of acts of God or other cause beyond its reasonable control; provided however, that should a force majeure event continue to effect a Party for longer than one year, the other Party may terminate this Agreement effective upon written notice.

Section 10.7 Headings. The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement. Any use of “including” shall also be deemed to mean “including without limitation.”

Section 10.8 Mutual Drafting. This Agreement is the joint product of the Parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties and counsel, and shall not be construed for or against either Party hereto on the basis of authorship thereof.

Section 10.9 Notices. Any notice required or permitted to be given under this Agreement shall be given to the other Party in writing and delivered by overnight courier, signature of receipt required, and shall be deemed delivered upon written confirmation of delivery by the courier, if sent to the following respective addresses or such new addresses as may from time to time be supplied hereunder:

IF TO MASIMO CORPORATION	IF TO MASIMO INTERNATIONAL HOLDINGS
Masimo Corporation 40 Parker Irvine, CA 92618	Masimo International Holdings 75 Fort Street, P.O. Box 1350 Grand Cayman, KY 1-1108 Cayman Islands

Attention: Chairman & CEO	Attention: Director

Section 10.10 Relationship between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party’s employees, subcontractors or agents.

Section 10.11 Sufficiency of Consideration. The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all assignments, licenses and other grants made, and obligations undertaken, in this Agreement.

Section 10.12 Taxes. Each Party hereto shall be responsible for any and all taxes levied on such Party as a result of the performance of each Party’s respective activities under this Agreement.

Section 10.13 United States Export Controls. Without limiting the generality of Section 10.4 (Disclosure in Compliance with Applicable Laws), Masimo Cayman hereby acknowledges and agrees that certain goods, technologies, design plans or other technical information may be subject to export control by the United States Government. Masimo Cayman and its Sublicensees shall strictly comply with all requirements of United States laws and regulations, including the Export Administration Regulations, 15 C.F.R. Parts 730-774, and all licenses and authorizations issued under such laws and regulations, and Masimo Cayman and its Sublicensees shall fully cooperate with Masimo US in securing any export license and authorizations required thereby. Each of Masimo Cayman and its Sublicensees agrees that it will not, and will cause its representatives, and customers to agree not to, export, re-export, divert, release, or transfer any such controlled technologies, information, or any direct product thereof, to any prohibited destination, or to any national or resident thereof, except in accordance with all United States export control laws and regulations. Masimo Cayman and its Sublicensees shall make its records available to Masimo US or its designee upon reasonable request to permit Masimo US to confirm Masimo Cayman’s and its Sublicensees’ compliance with their obligations as set forth in this Section 10.13. Masimo Cayman’s and its Sublicensees’ obligations as set forth in this Section 10.13 shall survive expiration or termination of this Agreement for any reason whatsoever.

By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

MASIMO CORPORATION		MASIMO INTERNATIONAL HOLDINGS

By:	/s/ Joe E. Kiani	By:	/s/ Mark P. de Raad
Name:	Joe E. Kiani	Name:	Mark P. de Raad
Title:	Chairman and CEO	Title:	Director
Date:	9/29/08	Date:	9/29/08